Exhibit 4.15

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2024, Crown Electrokinetics Corp. (“Corp,” “we,” “our,” “us,” and the “Company”) had six classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1.Common stock, par value $0.001 per share (“Common Stock”)

2.Preferred stock, par value $0.001 per share (“Preferred Stock”)

3.Debt Securities

4.Warrants

5.Rights

6.Units

The following summarizes information concerning our securities and does not purport to be complete and is qualified in its entirety by reference to the Company’s Certificate of Incorporation, as amended, our Bylaws and certain provisions of Delaware law. For a complete description, you are encouraged to read our Certificate of Incorporation, as amended and our Bylaws, which have been filed as exhibits to our most recent Annual Report on Form 10-K.

Authorized Capital Stock

Our authorized capital stock consists of 800,000,000 shares of Common Stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, including 300 shares of Series A Preferred Stock, 1,500 shares of Series B Preferred Stock, 600,000 shares of Series C Preferred Stock, 7,000 shares of Series D Preferred Stock, 77,000 shares of Series E Preferred Stock, 9,073 shares of Series F Preferred Stock, 9,052 shares of Series F-1 Preferred Stock, and 9,052 of Series F-2 Preferred Stock.

Common Stock

Our Common Stock began trading on the Nasdaq Capital Market on January 26, 2021 under the symbol “CRKN.” On March 3, 2025, we received a letter notifying us that the Nasdaq Hearings Panel has determined to delist our Common Stock and trading of our Common Stock on Nasdaq was suspended on March 5, 2025. Nasdaq will complete the delisting by filing a Notification of Removal from Listing and/or Registration on Form 25 with the Securities and Exchange Commission (“SEC”) after applicable appeal periods have lapsed. We have submitted a request for reconsideration to the Panel and have otherwise appealed the determination to the Nasdaq Listing and Hearing Review Council. In the interim, notwithstanding the suspension of trading on Nasdaq, our Common Stock is eligible for quotation on the OTC Markets system under our existing symbol, “CRKN.”

The registrar and transfer agent for our Common Stock is VStock Transfer, LLC, located at 18 Lafayette Place Woodmere, New York 11598.

Voting, Dividend and Other Rights. Each outstanding share of Common Stock entitles the holder to one vote on all matters presented to the shareholders for a vote. Holders of shares of Common Stock have no cumulative voting, preemptive, subscription or conversion rights. All shares of Common Stock to be issued pursuant to this registration statement will be duly authorized, fully paid and non-assessable. Our Board of Directors determines if and when distributions may be paid out of legally available funds to the holders. To date, we have not declared any dividends with respect to our Common Stock. Our declaration of any cash dividends in the future will depend on our Board of Directors’ determination as to whether, in light of our earnings, financial position, cash requirements and other relevant factors existing at the time, it appears advisable to do so. We do not anticipate paying cash dividends on the Common Stock in the foreseeable future.

Rights Upon Liquidation. Upon liquidation, subject to the right of any holders of the preferred stock to receive preferential distributions, each outstanding share of Common Stock may participate pro rata in the assets remaining after payment of, or adequate provision for, all our known debts and liabilities.

Majority Voting.    The holders of one-third (33.33%) of the voting power of the shares issued and outstanding and entitled to vote at a meeting of stockholders constitute a quorum at any meeting of the shareholders. A plurality of the votes cast at a meeting of shareholders elects our directors. The Common Stock does not have cumulative voting rights. Therefore, the holders of a majority of the outstanding shares of Common Stock can elect all of our directors. In general, a majority of the votes cast at a meeting of shareholders must authorize shareholder actions other than the election of directors. Most amendments to our certificate of incorporation require the vote of the holders of a majority of all outstanding voting shares.

Preferred Stock

Authority of Board of Directors to Create Series and Fix Rights. Under our certificate of incorporation, as amended, our Board of Directors can issue up to 50,000,000 shares of preferred stock from time to time in one or more series. The Board of Directors is authorized to fix by resolution as to any series the designation and number of shares of the series, the voting rights, the dividend rights, the redemption price, the amount payable upon liquidation or dissolution, the conversion rights, and any other designations, preferences or special rights or restrictions as may be permitted by law. Unless the nature of a particular transaction and the rules of law applicable thereto require such approval, our Board of Directors has the authority to issue these shares of preferred stock without shareholder approval.

Series A Preferred Stock and Series B Preferred Stock

On January 22, 2021, we filed Amended and Restated Certificates of Designation, Preferences and Rights to create our Series A Preferred Stock and Series B Preferred Stock (collectively, “Preferred Stock”). The preferences, rights and terms of the Series A Preferred Stock and Series B Preferred Stock are identical except for the conversion price associated with each.

Voluntary Conversion.    The Preferred Stock is convertible at any time at the option of the holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such Preferred Stock (which is $1,000) by the conversion price. The current conversion price is $0.0462 for the Series A Preferred Stock and $0.0462 for the Series B Preferred Stock. The conversion price shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our Common Stock, (ii) subdivide outstanding shares of our Common Stock into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding shares of our Common Stock into a small number of shares, or (iv) issue, in the event of a reclassification of shares of our Common Stock, any shares of our capital stock.

Mandatory Conversion.    If (i) the closing price of our Common Stock exceeds 300% of the then-current conversion price for five consecutive trading days, (ii) the daily average trading volume during thirty consecutive trading days was in excess of $100,000 per trading day, (iii) our Common Stock is DWAC eligible and not subject to a “DTC chill” and (iv) the shares of our Common Stock are freely tradeable pursuant to Rule 144 of the Securities Act, we have the right to require the holders of Preferred Stock to convert all remaining shares of Preferred Stock into shares of Common Stock.

Voting, Dividend and Other Rights.    Holders of Preferred Stock shall have no voting rights. Holders of the Preferred Stock are only entitled to receive a dividend on shares of Preferred Stock equal (on an as-if-converted-to-common-stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Company’s Common Stock. All other rights to a dividend were eliminated.

Rights Upon Liquidation.    In the event of any liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, the holders of Preferred Stock shall be entitled to receive out of our assets an amount equal to the Stated Value for each share of Preferred Stock before any distribution or payment shall be made to the holders of our Common Stock. Thereafter, the holders of Preferred Stock shall be entitled to receive the same amount that a holder of our Common Stock is entitled to receive if the shares of Preferred Stock were fully converted into shares of our Common Stock, which amounts are to be paid pari passu with holders of our Common Stock, Series C Preferred Stock and Series D Preferred Stock.

Series C Preferred Stock

On March 31, 2021, we filed Certificate of Designation, Preferences and Rights to create our Series C Preferred Stock (“Series C Preferred Stock”). The preferences, rights and terms of the Series C Preferred Stock are as follows.

Voluntary Conversion.    The Series C Preferred Stock is convertible at any time at the option of the holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such Series C Preferred Stock (which is $1.00) by the conversion price. The conversion price is $0.0462 for the Series C Preferred Stock. The conversion price shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our Common Stock, (ii) subdivide outstanding shares of our Common Stock into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding shares of our Common Stock into a small number of shares, or (iv) issue, in the event of a reclassification of shares of our Common Stock, any shares of our capital stock.

Mandatory Conversion. If (i) the closing price of our Common Stock exceeds 300% of the then-current conversion price for five consecutive trading days, (ii) the daily average trading volume during thirty consecutive trading days was in excess of $100,000 per trading day, (iii) our Common Stock is DWAC eligible and not subject to a “DTC chill” and (iv) the shares of our Common Stock are freely tradeable pursuant to Rule 144 of the Securities Act, we have the right to require the holders of Series C Preferred Stock to convert all remaining shares of Series C Preferred Stock into shares of Common Stock.

Voting, Dividend and Other Rights. Holders of Series C Preferred Stock shall have no voting rights. Each outstanding share of Series C Preferred Stock entitles the holder, from and after the second anniversary of the issuance date thereof, to quarterly dividends at an annual rate of 8% of the Stated Value per share of Series C Preferred Stock (subject to adjustment), payable in either cash or shares of Common Stock at our discretion.

Rights Upon Liquidation. In the event of any liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive out of our assets an amount equal to the Stated Value for each share of Series C Preferred Stock before any distribution or payment shall be made to the holders of our Common Stock. Thereafter, the holders of Series C Preferred Stock shall be entitled to receive the same amount that a holder of our Common Stock is entitled to receive if the shares of Series C Preferred Stock were fully converted into shares of our Common Stock, which amounts are to be paid pari passu with holders of our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

Series D Preferred Stock

On July 8, 2022, we filed the Certificate of Designations, Preferences and Rights (the “Series D Certificate of Designations”) to create our Series D Preferred Stock (“Series D Preferred Stock”). On February 1, 2023, we filed

Amendment No. 1 to the Series D Certificate of Designations. The preferences, rights and terms of the Series D Preferred Stock, as amended, are as follows.

Voluntary Conversion.    The Series D Preferred Stock is convertible at any time at the option of the holder thereof, into that number of shares of Common Stock determined by dividing the Stated Value of such Series D Preferred Stock (which is $1,000) by the conversion price. The conversion price is $30.00 for the Series D Preferred Stock. The conversion price shall be adjusted in the event that we (i) pay a stock dividend or otherwise make a distribution or distributions payable in shares of our Common Stock, (ii) subdivide outstanding shares of our Common Stock into a larger number of shares, (iii) combine (including by way of a reverse stock split) outstanding shares of our Common Stock into a small number of shares, or (iv) issue, in the event of a reclassification of shares of our Common Stock, any shares of our capital stock.
Voting, Dividend and Other Rights. Holders of Series D Preferred Stock shall have no voting rights. Each outstanding share of Series D Preferred Stock entitles the holder to cumulative dividends at an annual rate of 12% of the Stated Value per share of Series D Preferred Stock (subject to adjustment), payable in shares of Common Stock at our discretion.

Rights Upon Liquidation. In the event of any liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, the holders of Series D Preferred Stock shall be entitled to receive out of our assets an amount equal to the Stated Value for each share of Series D Preferred Stock before any distribution or payment shall be made to the holders of our Common Stock. Thereafter, the holders of Series D Preferred Stock shall be entitled to receive the same amount that a holder of our Common Stock is entitled to receive if the shares of Series D Preferred Stock were fully converted into shares of our Common Stock, which amounts are to be paid pari passu with holders of our Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

Series E Preferred Stock

On February 1, 2023, we filed the Certificate of Designations, Preferences and Rights to create our Series E Preferred Stock. The preferences, rights and terms of the Series E Preferred Stock are as follows.

Voluntary Conversion. Each share of Series E Preferred Stock is convertible at any time at the option of the holder thereof into 1,000 shares of Common Stock, subject to adjustment for stock splits, stock combinations and the like.

Voting, Dividend and Other Rights. Holders of Series E Preferred Stock shall have no voting rights. Each outstanding share of Series E Preferred Stock entitles the holder to receive dividends on an as converted basis together with holders of Common Stock.

Rights Upon Liquidation. In the event of any liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to receive out of our assets the same amount that a holder of Common Stock would receive if the Series E Preferred Stock were fully converted (disregarding any conversion limitations), which amounts are to be paid pari passu with holders of our Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

Series F Preferred Stock

On June 5, 2023, we filed a Certificate of Designations, Preferences and Rights of the Series F Preferred Stock with the Secretary of State of the State of Delaware (the “Series F COD”). The preferences, rights and terms of the Series F Preferred Stock are as follows.

Designation, Amount, and Par Value. The number of shares of Series F Preferred Stock designated is 9,073. The shares of Series F Preferred Stock have a par value of $0.0001 per share and a stated value of $1,000 per share.

Conversion Price. The Series F Preferred Stock will be convertible into shares of Common Stock at an initial conversion price of $8.87 (subject to adjustment pursuant to the Certificate of Designation) (the “Conversion Price”).

Dividends. The Series F Preferred Stock will accrue dividends at a rate of 10% per annum (the “Series F Dividend Rate”) payable on the first calendar day of each month in shares of Common Stock, cash, or a combination of the two, at our option. If any shares of Series F Preferred Stock remain outstanding on the eighteen (18) month anniversary of the Initial Issuance Date (as defined in the Series F COD), the Series F Dividend Rate will increase by thirty percent (30%) on the first calendar day of each quarter until no shares of Series F Preferred Stock remain outstanding.

Liquidation. In the event of a Liquidation Event (as defined in the Series F COD), the holders the Series F Preferred Stock shall be entitled to receive in cash out of the assets of the company, before any amount shall be paid to the holders of any other shares of capital stock of the company, equal to the sum of (i) the Black Scholes Value (as defined in the Series F Warrants) with respect to the outstanding portion of all warrants held by such holder of Series F Preferred Stock (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the Series F Conversion Amount (as defined below) on the date of such payment and (B) the amount per share such holder of Series F Preferred Stock would receive if they converted such share of Series F Preferred Stock into Common Stock immediately prior to the date of such payment

Company Redemption. We may redeem all, or any portion, of the Series F Preferred Stock for cash, at a price per share of Series F Preferred Stock equal to the greater of (i) the sum of the stated value plus any declared and unpaid dividends on such share of Series F Preferred Stock (the “Series F Conversion Amount”), and (ii) solely if an Equity Conditions Failure (as defined in the Series F COD) exists, the product of (1) the Series F Conversion Amount divided by the Series F Conversion Price with respect to the amount being redeemed by us multiplied by (2) the greatest Closing Sale Price (as defined in the Series F COD) of the Common Stock on any trading day during the period commencing on the date immediately preceding the notice given by us of such redemption and ending on the trading day immediately prior to the date we make the entire payment required to be made for such redemption.

Maximum Percentage. Holders of Series F Preferred Stock are prohibited from converting shares of Series F Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be initially set at 4.99% and thereafter adjusted by the holder to a number between 4.99% and 9.99%) (the “Series F Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of Series F Preferred Stock shall have the right to vote with the holders of shares of Common Stock, voting together as one class, with a number of votes per share of Series F Preferred Stock as is equal to the number of shares of Common Stock into which it is the Series F Preferred Stock is then convertible (subject to the Series F Maximum Percentage) on all matters in which the holders of Series F Preferred Stock are permitted to vote with the class of shares of Common Stock pursuant to applicable law. Holders of Series F Preferred Stock are also entitled to vote as a class as expressly provided in the Series F COD and where required pursuant to applicable law.

Series F-1 Preferred Stock

On June 13, 2023, we filed a Certificate of Designations, Preferences and Rights of the Series F-1 Preferred Stock with the Secretary of State of the State of Delaware (the “Series F-1 COD”). The preferences, rights and terms of the Series F-1 Preferred Stock are as follows.

Designation, Amount, and Par Value. The number of shares of Series F-1 Preferred Stock designated is 9,052. The shares of Series F-1 Preferred Stock have a par value of $0.0001 per share and a stated value of $1,000 per share.

Conversion Price. The Series F-1 Preferred Stock will be convertible into shares of Common Stock at an initial conversion price of $8.99 (subject to adjustment pursuant to the Series F-1 COD) (the “F-1 Conversion Price”).

Dividends. The Series F-1 Preferred Stock will accrue dividends at a rate of 10% per annum (the “F-1 Dividend Rate”) payable on the first calendar day of each month in shares of Common Stock, cash, or a combination of the two, at our option. If any shares of Series F-1 Preferred Stock remain outstanding on the eighteen (18) month anniversary of the Initial Issuance Date (as defined in the Series F-1 COD), the F-1 Dividend Rate will increase by thirty percent (30%) on the first calendar day of each quarter until no shares of Series F-1 Preferred Stock remain outstanding.

Liquidation. In the event of a Liquidation Event (as defined in the Series F-1 COD), the holders the Series F-1 Preferred Stock shall be entitled to receive in cash out of the assets of the company, before any amount shall be paid to the holders of any other shares of capital stock of the company, equal to the sum of (i) the Black Scholes Value (as defined in the Series F-1 Warrants) with respect to the outstanding portion of all Series F-1 Warrants held by such holder of Series F-1 Preferred Stock (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the F-1 Conversion Amount (as defined below) on the date of such payment and (B) the amount per share such holder of Series F-1 Preferred Stock would receive if they converted such share of Series F-1 Preferred Stock into Common Stock immediately prior to the date of such payment

Company Redemption. We may redeem all, or any portion, of the Series F-1 Preferred Stock for cash, at a price per share of Series F-1 Preferred Stock equal to the greater of (i) the sum of the stated value plus any declared and unpaid dividends on such share of Series F-1 Preferred Stock (the “F-1 Conversion Amount”), and (ii) solely if an Equity Conditions Failure (as defined in the Series F-1 COD) exists, the product of (1) the F-1 Conversion Amount divided by the F-1 Conversion Price with respect to the amount being redeemed by us multiplied by (2) the greatest Closing Sale Price (as defined in the Series F-1 COD) of the Common Stock on any trading day during the period commencing on the date immediately preceding the notice given by us of such redemption and ending on the trading day immediately prior to the date we make the entire payment required to be made for such redemption.

Maximum Percentage. Holders of Series F-1 Preferred Stock are prohibited from converting shares of Series F-1 Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be initially set at 4.99% and thereafter adjusted by the holder to a number between 4.99% and 9.99%) (the “F-1 Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of Series F-1 Preferred Stock shall have the right to vote with the holders of shares of Common Stock, voting together as one class, with a number of votes per share of Series F-1 Preferred Stock as is equal to the number of shares of Common Stock into which it is the Series F-1 Preferred Stock is then convertible (subject to the F-1 Maximum Percentage) on all matters in which the holders of Series F-1 Preferred Stock are permitted to vote with the class of shares of Common Stock pursuant to applicable law. Holders of Series F-1 Preferred Stock are also entitled to vote as a class as expressly provided in the Series F-1 COD and where required pursuant to applicable law.

Series F-2 Preferred Stock

On June 14, 2023, we filed a Certificate of Designations, Preferences and Rights of the Series F-2 Preferred Stock with the Secretary of State of the State of Delaware (the “Series F-2 COD”). The preferences, rights and terms of the Series F-2 Preferred Stock are as follows.

Designation, Amount, and Par Value. The number of shares of Series F-2 Preferred Stock designated is 9,052. The shares of Series F-2 Preferred Stock have a par value of $0.0001 per share and a stated value of $1,000 per share.

Conversion Price. The Series F-2 Preferred Stock will be convertible into shares of Common Stock at an initial conversion price of $9.23 (subject to adjustment pursuant to the Series F-2 COD) (the “F-2 Conversion Price”).

Dividends. The Series F-2 Preferred Stock will accrue dividends at a rate of 10% per annum (the “F-2 Dividend Rate”) payable on the first calendar day of each month in shares of Common Stock, cash, or a combination of the two, at our option. If any shares of Series F-2 Preferred Stock remain outstanding on the eighteen (18) month anniversary of the Initial Issuance Date (as defined in the Series F-2 COD), the F-2 Dividend Rate will increase by thirty percent (30%) on the first calendar day of each quarter until no shares of Series F-2 Preferred Stock remain outstanding.

Liquidation. In the event of a Liquidation Event (as defined in the Series F-2 COD), the holders the Series F-2 Preferred Stock shall be entitled to receive in cash out of the assets of the company, before any amount shall be paid to the holders of any other shares of capital stock of the company, equal to the sum of (i) the Black Scholes Value (as defined in the Series F-2 Warrants) with respect to the outstanding portion of all Series F-2 Warrants held by such holder of Series F-2 Preferred Stock (without regard to any limitations on the exercise thereof) as of the date of such event and (ii) the greater of (A) 125% of the F-2 Conversion Amount (as defined below) on the date of such payment and (B) the amount per share such holder of Series F-2 Preferred Stock would receive if they converted such share of Series F-2 Preferred Stock into Common Stock immediately prior to the date of such payment

Company Redemption. We may redeem all, or any portion, of the Series F-2 Preferred Stock for cash, at a price per share of Series F-2 Preferred Stock equal to the greater of (i) the sum of the stated value plus any declared and unpaid dividends on such share of Series F-2 Preferred Stock (the “F-2 Conversion Amount”), and (ii) solely if an Equity Conditions Failure (as defined in the Series F-2 COD) exists, the product of (1) the F-2 Conversion Amount divided by the F-2 Conversion Price with respect to the amount being redeemed by us multiplied by (2) the greatest Closing Sale Price (as defined in the Series F-2 COD) of the Common Stock on any trading day during the period commencing on the date immediately preceding the notice given by us of such redemption and ending on the trading day immediately prior to the date we make the entire payment required to be made for such redemption.

Maximum Percentage. Holders of Series F-2 Preferred Stock are prohibited from converting shares of Series F-2 Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would beneficially own more than a specified percentage (to be initially set at 4.99% and thereafter adjusted by the holder to a number between 4.99% and 9.99%) (the “F-2 Maximum Percentage”) of the total number of shares of Common Stock issued and outstanding immediately after giving effect to such conversion.

Voting Rights. The holders of Series F-2 Preferred Stock shall have the right to vote with the holders of shares of Common Stock, voting together as one class, with a number of votes per share of Series F-2 Preferred Stock as is equal to the number of shares of Common Stock into which it is the Series F-2 Preferred Stock is then convertible (subject to the F-2 Maximum Percentage) on all matters in which the holders of Series F-2 Preferred Stock are permitted to vote with the class of shares of Common Stock pursuant to applicable law. Holders of Series F-2 Preferred Stock are also entitled to vote as a class as expressly provided in the Series F-2 COD and where required pursuant to applicable law.

Debt Securities

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. When we offer to sell debt securities, we will describe the specific terms of any debt securities offered from time to time in a supplement to this prospectus, which may supplement or change the terms outlined below. Senior debt securities will be issued under one or more senior indentures, dated as of a date prior to such issuance, between us and a trustee to be named in a prospectus supplement, as amended or supplemented from time to time. Any subordinated debt securities will be issued under one or more subordinated indentures, dated as of a date prior to such issuance, between us and a trustee to be named in a prospectus supplement, as amended or supplemented from time to time. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended.

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•the title;
•whether or not such debt securities are guaranteed;
•the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•any limit on the amount that may be issued;
•whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;
•the maturity date;
•the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•the terms of the subordination of any series of subordinated debt;
•the place where payments will be payable;
•restrictions on transfer, sale or other assignment, if any;
•our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;
•the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•any restrictions our ability to:
oincur additional indebtedness;
oissue additional securities;
ocreate liens;
opay dividends and make distributions in respect of our capital stock;
oredeem capital stock;
omake investments or other restricted payments;
osell or otherwise dispose of assets;
oenter into sale-leaseback transactions;
oengage in transactions with stockholders and affiliates; or
oeffect a consolidation or merger;
•whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•a discussion of any material United States federal income tax considerations applicable to the debt securities;
•information describing any book-entry features;
•provisions for a sinking fund purchase or other analogous fund, if any;
•the denominations in which we will issue the series of debt securities;
•the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
•any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Warrants

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•the offering price and aggregate number of warrants offered;
•the currency for which the warrants may be purchased;
•if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;
•in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•the terms of any rights to redeem or call the warrants;
•any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•
•the dates on which the right to exercise the warrants will commence and expire;
•the manner in which the warrant agreements and warrants may be modified;
•a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;
• the terms of the securities issuable upon exercise of the warrants; and
•any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

If any warrants represented by the warrant certificate are not exercised, we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Rights

We may issue rights to purchase our common stock or preferred stock, in one or more series. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed after such rights offering. In connection with a rights offering to our stockholders, we will distribute certificates evidencing the rights and a prospectus supplement to our stockholders on the record date that we set for receiving rights in such rights offering. The applicable prospectus supplement or free writing prospectus will describe the following terms of rights in respect of which this prospectus is being delivered:

•the title of such rights;
•the securities for which such rights are exercisable;
•the exercise price for such rights;
•the date of determining the security holders entitled to the rights distribution;
•the number of such rights issued to each security holder;
•the extent to which such rights are transferable;
•if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such rights;
•the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);
•the conditions to completion of the rights offering;
•any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the rights;
•the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;
• if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and
•any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Each right will entitle the holder thereof the right to purchase for cash such amount of shares of common stock or preferred stock, or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void. Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the proper completion and due execution of the rights certificate at the office of the rights agent, if any, or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of common stock and/or preferred stock purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

Units

As specified in the applicable prospectus supplement, we may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants or rights for the purchase of common stock, preferred stock and/or debt securities in any combination. The applicable prospectus supplement will describe:

•the securities comprising the units, including whether and under what circumstances the securities comprising the units may be separately traded;
•the terms and conditions applicable to the units, including a description of the terms of any applicable unit agreement governing the units; and
•a description of the provisions for the payment, settlement, transfer or exchange of the units.

Anti-Takeover Effects of Certain Provisions of Our Articles of Incorporation, as Amended, and Our Bylaws

Our certificate of incorporation and our Bylaws contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, may discourage coercive takeover practices and inadequate takeover bids. These provisions also may encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. As discussed above, our Board of Directors has the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:
•before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;
•upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or
•at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds (2/3) of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our Board of Directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

The provisions of Delaware law and the provisions of our certificate of incorporation and bylaws, as amended, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.